Exhibit 99.1

Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS STRONG FOURTH QUARTER AND
YEAR-END 2004 FINANCIAL RESULTS
- Annual Net Sales Grew 31 Percent and Net Income Increased 45 Percent Compared to 2003 -

CYPRESS, CA – February 17, 2005 – Leading wireless technology developer Universal Electronics Inc. (UEI; NASDAQ: UEIC) today announced financial results for the fourth quarter and year ended December 31, 2004.

     Net sales for the fourth quarter of 2004 were $51.7 million compared to $35.5 million for the same quarter last year. The $16.2 million increase in sales from fourth quarter 2003 to fourth quarter 2004 was primarily attributable to original equipment manufacturer (OEM) sales both in the United States and abroad. Operating income increased 74 percent during the fourth quarter 2004 to $5.7 million. Net income for the 2004 fourth quarter was $3.7 million, or $0.26 per diluted share, compared to $2.5 million, or $0.17 per diluted share, for the fourth quarter of 2003.

     Net sales for the year-ended December 31, 2004 were $158.4 million compared to $120.5 million for the year ended December 31, 2003. Operating income increased to $13.5 million and grew 58 percent compared to last year. Net income for the year 2004 was $9.1 million, or $0.65 per diluted share, compared to $6.3 million, or $0.45 per diluted share, for the year 2003.

     “2004 was a year of strong revenue and earnings growth for UEI,” stated Paul Arling, the company’s chairman and chief executive officer. “Net sales in the fourth quarter increased 46 percent from last year as a result of strong retail sales, growth in our worldwide OEM business and the continued strengthening of customer relationships across our entire business. As we look toward the future, our broadening technology base combined with the acquisition of SimpleDevices, illustrates the lead our technologies have in today’s home.”

     “Our successful execution of our sales, operational and product plans led to our strong growth in 2004,” said Rob Lilleness, UEI’s president and chief operating officer. “In 2005, we are excited about leveraging our industry-leading connectivity software and intellectual property to continue to expand in our core market. In addition, we will introduce customizable and digital media solutions into the custom installer marketplace with our NevoSL product, which we unveiled at the International Consumer Electronics Show in January.”

     Bernie Pitz, UEI’s chief financial officer, added, “In 2004, despite the repurchase of 495,000 shares for approximately $6.7 million, our investment in technology and the acquisition of SimpleDevices in October for $12.5 million, we closed the year with $42.5 million in cash and cash equivalents. In addition, our gross margin remained on target at 39.1 percent for the fourth quarter and 38.9 percent for the full year 2004.”

Conference Call Information:
UEI’s management team will hold a conference call today, Thursday February 17, 2005 at 1:30 p.m. Pacific Time to review year-end results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available beginning at 7:30 p.m. Eastern Time on February 17, 2005 until

11:59 p.m. Eastern Time on February 21, 2005. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 3443774. The web cast replay will be available at www.uei.com.

About Universal Electronics
Universal Electronics Inc., based in Southern California, develops firmware and turnkey solutions as well as software designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines to grow and expand in the manner anticipated by the company’s management; the failure of the company’s customers to grow and expand as anticipated by the company’s management; the strength of the Euro as compared to the U.S. Dollar continuing in a manner similar to that experienced during 2004; the growth of, acceptance of and the demand for the company’s products and technologies, including new products such as NevoSL, in various markets and geographical regions, including the computing, cable, satellite, consumer electronics, OEM, retail and interactive TV and home automation industries, not materializing as believed by the company’s management; the company’s inability to add profitable complementary products which are accepted by the market place; the inability by the company to continue to maintain its operating costs at acceptable levels through its cost containment efforts; the company’s European subsidiaries continuing to grow and expand its product lines as in the past; the continued strength of the company’s balance sheet including the ability to obtain payments from its customers on a timely basis; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2005 and beyond; the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company’s management; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; the possible dilutive effect the company’s stock option programs may have on the company’s EPS and stock price; the effect of factors(including domestic and global economic environments and natural and other events) beyond the company’s control that increase the cost of manufacturing and/or delivering the company’s products; the inability of the company to deliver the NevoSL at the time and in the quantities anticipated by the company’s management, or to continue to obtain adequate quantities of component parts or secure adequate factory production capacity on a timely basis; and other factors listed from time to time in the company’s press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$42,472	$58,481
Accounts receivable, net	38,763	30,501
Inventories	23,862	19,386
Prepaid expenses and other current assets	1,907	1,108
Income tax receivable	1,158	1,167
Deferred income taxes	3,216	2,544
Total current assets	111,378	113,187

Equipment, furniture and fixtures, net	3,732	3,475
Goodwill	10,655	3,348
Intangible assets, net	6,550	3,431
Other assets	2,935	1,445
Deferred income taxes	5,035	1,281

Total assets	$140,285	$126,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,559	$13,754
Accrued income taxes	4,370	4,504
Accrued compensation	5,914	2,923
Other accrued expenses	8,454	9,815

Total current liabilities	36,297	30,996
Long term liabilities Deferred income taxes	107	0

Total liabilities	36,404	30,996
Stockholders’ equity:
Common stock	166	164
Paid-in capital	78,872	75,805
Accumulated other comprehensive income (loss)	3,571	298
Retained earnings	45,293	36,179
Deferred stock-based compensation	(168)	(42)
Common stock held in treasury	(23,853)	(17,233)

Total stockholders’ equity	103,881	95,171

Total liabilities and stockholders’ equity	$140,285	$126,167

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$51,711	$35,537	$158,380	$120,468
Cost of sales	31,467	22,057	96,800	74,168

Gross profit	20,244	13,480	61,580	46,300
Research and Development	1,533	1,159	5,625	4,700
Selling, general and administrative expenses	12,964	9,020	42,415	33,026

Operating expenses	14,497	10,179	48,040	37,726

Operating income	5,747	3,301	13,540	8,574
Interest income, net	(198)	(182)	(723)	(583)
Other (income)expense, net	483	(243)	540	(338)

Income before income taxes	5,462	3,726	13,723	9,495
Provision for income taxes	(1,742)	(1,267)	(4,609)	(3,228)

Net income	$3,720	$2,459	$9,114	$6,267

Earnings per share:
Basic	$0.27	$0.18	$0.67	$0.46

Diluted	$0.26	$0.17	$0.65	$0.45

Shares used in computing earnings per share:
Basic	13,580	13,835	13,567	13,703

Diluted	14,206	14,187	14,100	14,007

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